Exhibit 99.1

FOR IMMEDIATE RELEASE

PETER ARVAN JOINS POOLCORP AS EXECUTIVE VICE PRESIDENT
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COVINGTON, LA (December 21, 2016) Pool Corporation (NASDAQ/GSM: POOL) announced today that Peter D. Arvan will be joining the company on January 3, 2017 as its Executive Vice President, reporting to the President and CEO, with responsibility for North America line management.

Pete most recently was CEO of Roofing Supply Group (RSG), which was acquired by Beacon Roofing Supply, Inc. (NASDAQ: BECN) in October 2015. RSG was one of the largest roofing distributors in the US, with 83 locations in 24 states. Prior to joining RSG in 2013, Pete served as President of SABIC Polymershapes (formerly GE Plastics - Polymershapes), a position he held since 2004. From 1988-2004, Pete worked at GE Supply where he held a variety of management positions, including General Manager of Global Supply Chain and Six Sigma Master Black Belt and Quality Leader.

“Pete has extensive experience in leading distribution businesses” commented Manuel Perez de la Mesa, President and CEO. “His depth of experience and fresh perspectives will be a great complement to our team. Our customers increasingly rely on us to provide them with the products and services they need to achieve their business objectives, challenging the POOLCORP team to continually innovate and improve. Pete will be a key resource to help us continue to do that. ”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. As of September 30, 2016, POOLCORP operates 346 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2015 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com